Exhibit 2.1

Asset Purchase Agreement
Dated as of August 17, 2005
By and Among
Parlex Corporation
and
Amphenol Corporation

Table of Contents

Article 1 Definitions		1

Article 2 Purchase and Sale; Closing		5
2.1	Purchase and Sale; Assumption of Assumed Liabilities	5
2.2	Purchase Price	5
2.3	The Closing	5
2.4	Nonassignable Contracts	7

Article 3 Representations and Warranties of the Seller		7
3.1	Organization and Good Standing	7
3.2.	Authorization of Transactions	7
3.3	No Material Adverse Change	8
3.4	Title to Assets, Equipment and Inventory; Condition	8
3.5	Brokers	8
3.6.	Compliance with Applicable Law	9
3.7	Litigation	9
3.8	Full Disclosure	9
3.9	Purchase Orders	9
3.10	Suppliers	9
3.11	Customers; Key Customers	10
3.12	Inventory	10
3.13	Intangible Property	10
3.14	Product Warranty	10
3.15	Approvals and Consents	10
3.16	Interests in Customers, Suppliers, Etc.	11
3.17	No Other Representations or Warranties	11

Article 4 Representations and Warranties of the Buyer		11
4.1	Organization and Good Standing	11
4.2.	Authorization of Transactions	11
4.3	Brokers	12
4.4	Litigation	12
4.5	Full Disclosure	12

Article 5 Post Closing Covenants; Transition Matters		12
5.1	Returns	12
5.2	Employee Matters	13
5.3	Transition	13
5.4	Equipment	15
5.5	Other Inventory	16
5.6	Conduct of Business During Transition Period	16
5.7	Access to Information	16

Article 6 Restrictive Covenants		16
6.1	Covenant Not to Compete	16
6.2	Nondisclosure of Confidential Information	17
6.3	Adequate Consideration	18
6.4	Enforcement	18

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Table of Contents (Cont)

6.5	Severability	18

Article 7 Survival of Warranties and Indemnification		18
7.1	Survival of Warranties	18
7.2	Indemnification by Seller	18
7.3	Indemnification by Buyer	19
7.4	Indemnification Procedure	19
7.5	Limitation on Indemnification	20
7.6	Exclusive Remedy	21
7.7	Net Recovery	21

Article 8 General Provisions		22
8.1	Expenses	22
8.2	Public Announcements	22
8.3	Notices	22
8.4	Waiver	23
8.5	Entire Agreement	23
8.6	Amendments	24
8.7	Binding Agreement; Assignments	24
8.8	Severability	24
8.9	Section Headings, Construction	24
8.10	Dispute Resolution	24
8.11	Governing Law	25
8.12	Counterparts	25
8.13	Time of Essence	25
8.14	No Third Party Beneficiaries	26
8.15	Allocation of Purchase Price	26
8.16	Continued Effect of Non-Disclosure Agreement	26
8.17	Mutual Drafting	26
8.18	Further Assurances	26
List of Exhibits:
Exhibit A —Equipment
Exhibit B — License Agreement
Exhibit C — Purchase Orders
Exhibit D — Broad Transition Plan
List of Schedules:
Schedule 3.2 — Authorization of Transactions
Schedule 3.3 — No Material Adverse Change
Schedule 3.8 — Full Disclosure
Schedule 3.10 — Suppliers
Schedule 3.11(a) — Customers
Schedule 3.11(b) — Key Customers
Schedule 3.14 — Product Warranty
Schedule 5.2 —Employees for Hire
Schedule 5.3(a) — Transition Team
Schedule 6.1(a) — San Jose Customers

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Table of Contents (Cont)
Schedule 6.1(b) – Non-Disclosure Agreements; Non-Competition Agreements
Schedule 8.15 – Allocation of Purchase Price

iii

Asset Purchase Agreement
     This Asset Purchase Agreement (this “Agreement) is entered into as of this 17th day of August, 2005, by and between Parlex Corporation (“Seller”), a corporation organized under the laws of the Commonwealth of Massachusetts and having a principal place of business at One Parlex Place, Methuen, Massachusetts, and Amphenol Corporation (“Buyer”), a corporation organized under the laws of the State of Delaware and having a principal place of business at 358 Hall Avenue, Wallingford, Connecticut.
Recitals
     Whereas, Seller is currently in the business of, among other things, manufacturing, marketing and selling flexible interconnects for use in the military, aerospace, and industrial markets; and
     Whereas, Seller wishes to sell and Buyer wishes to buy certain assets of the Seller related to such business.
     Now, Therefore, in consideration of the purchase price hereinafter set forth to be paid and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.
Article 1
Definitions
     For purposes of this Agreement, the following definitions will apply:
     “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with, a specified person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
     “Agreement” shall have the meaning set forth in the first paragraph hereof.
     “Assets” shall mean all of Seller’s rights, title and interest in the Purchase Orders, Purchase Order Quotations, and the Seller’s tooling, data, product drawings and files relating to producing the Product in any form whatsoever, including electronic.
     “Assumed Liabilities” shall mean only (a) Seller’s future obligations relating to the Purchase Orders that are required to be performed and fulfilled after the Closing and which are fully assignable to Buyer without the consent of the other party thereto or for which the consent of such other party has been obtained; and (b) obligations for the return of Products, commencing on the Closing Date, subject to Seller’s obligations pursuant to Section 5.1 hereof.
     “Business” shall mean the business conducted by the Seller relating to the design, manufacture and sale of multilayer printed circuit boards and assemblies (including, without limitation, rigid flexible circuit boards) directly to original equipment manufacturers, or indirectly through distributors or subcontractors, solely in the military, aerospace, and industrial markets, including, but not limited to, those requiring MIL Standard 50884 certification.
     “Buyer” shall have the meaning set forth in the first paragraph hereof.
     “Buyer Indemnitees” shall have the meaning set forth in Section 7.2 hereof.

     “Buyer’s Transaction Expenses” shall mean all costs and expenses incurred by or on behalf of Buyer in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all reasonable fees of all Representatives of Buyer, including attorneys, accountants, and financial advisors.
     “Closing” shall have the meaning set forth in Section 2.3(a) hereof.
     “Closing Date” shall have the meaning set forth in Section 2.3(a) hereof.
     “Confidential Information” shall have the meaning set forth in Section 6.2 hereof.
     “Covenanting Parties” shall have the meaning set forth in Section 6.1 hereof.
     “Customers” shall mean the Persons specifically set forth on Schedule 3.11(a) that, at any time during the period commencing February 1, 2004 through the Closing Date, have purchased Product or have been provided with sales quotations by Seller’s representatives.
     “Date of Hire” shall have the meaning set forth in Section 5.2(a) hereof.
     “Encumbrance” shall have the meaning set forth in Section 3.4 hereof.
     “Equipment” shall mean the equipment related to the Business and that is specifically set forth on Exhibit A hereof.
     “Equipment Purchase Price” shall mean the agreed purchase prices of Equipment as set forth on Exhibit A hereto.
     “Governmental Authority” shall mean any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative authority, any court, tribunal or judicial body or any arbitrator.
     “Hired Employees” shall have the meaning set forth in Section 5.2(a) hereof.
     “Indemnified Party” shall have the meaning set forth in Section 7.4 hereof.
     “Indemnifying Party” shall have the meaning set forth in Section 7.4 hereof.
     “Intangible Property” shall mean all proprietary information with respect to the Business and the Product, including processes, know-how, design, manufacturing, engineering, and other technical information, magnetic media, data processing files and other rights with respect to the foregoing.
     “Inventory” shall mean the Third Party Purchased Inventory and the Semifinished Product necessary for fulfilling the Purchase Orders.
     “Key Customers” shall have the meaning set forth in Section 3.11(b) hereof.
     “Knowledge” shall mean with respect to any matter in question, if any of the Specified Officers of a Party has actual knowledge of such matter. For purposes of this definition, the term “Specified Officers” means: (i) with respect to Seller, Peter J. Murphy, Jonathan R. Kosheff, and Eric Zanin; and (ii) with respect to Buyer, Mick Hayden and Gary Anderson.

     “Law” or “Laws” shall mean any administrative, occupational safety and health or other applicable any statute, law, rule, regulation or ordinance.
     “License” shall mean the perpetual, irrevocable, worldwide, non-exclusive (except that the License shall be exclusive with respect to the Business for a period of three years from the Closing Date, and shall be non-exclusive thereafter), royalty-free, sublicenseable license and right to use the Intangible Property in the form of Exhibit B attached hereto.
     “Loss” or “Losses” shall mean and include any and all liability, loss, damage, claim, charge, expense, cost, interest, fine, fee, penalty, amounts paid in settlement, obligation or injury, whether accrued, absolute, contingent or otherwise, including without limitation those resulting from any and all actions, suits, investigations, proceedings, hearings, demands, assessments, judgments, decrees, awards, injunctions, orders, rulings or arbitrations, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.
     “Mediation” shall have the meaning set forth in Section 8.10(b) hereof.
     “Negotiation” shall have the meaning set forth in Section 8.10(a) hereof.
     “Neutral” shall have the meaning set forth in Section 8.10(b) hereof.
     “Non-Disclosure Agreement” shall mean that certain letter agreement, dated June 6, 2004, by and between Buyer and Seller.
     “Order” or “Orders” shall mean any judgment, decree, order, writ, permit or license.
     “Other Inventory” shall have the meaning set forth in Section 5.5 hereof.
     “Party” or “Parties” shall mean, individually or collectively, Buyer and Seller.
     “Person” shall mean any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.
     “Product” shall mean a multilayer circuit board and, as applicable, an assembly, ordered by or sold solely in the military, aerospace, and industrial markets, including, but not limited to, those requiring MIL Standard 50884 certification to any Customer.
     “Product Warranty” shall have the meaning set forth in Section 3.14 hereof.
     “Purchase Orders” shall mean all open purchase orders or other commitments to purchase Product issued by Customers prior to the Closing Date and which are assignable to Buyer, as set forth on Exhibit C attached hereto (provided, however, the parties acknowledge that Exhibit C is dated as of August 12, 2005, and Seller agrees to promptly update Exhibit C following the Closing).
     “Purchase Order Quotations” shall mean all quotation packages for Product issued by the Seller during the period commencing August 1, 2004 through the Closing Date including all files related thereto.
     “Purchase Price” shall mean the sum of One Million Five Hundred Fifty-One Thousand, Five Hundred Dollars and No Cents ($1,551,500.00).

     “Purchase Price Holdback” shall mean the sum of One Hundred Fifty Thousand Dollars and No Cents ($150,000.00) to be held in escrow by Buyer.
     “Related Group” shall have the meaning set forth in Section 3.16 hereof.
     “Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Return Costs” shall have the meaning set forth in Section 5.1(b) hereof.
     “Revenues” shall have the meaning set forth in Section 3.11(b) hereof.
     “Seller” shall have the meaning set forth in the first paragraph hereof.
     “Seller Indemnitees” shall have the meaning set forth in Section 7.3 hereof.
     “Seller’s Transaction Expenses” shall mean all costs and expenses incurred by or on behalf of Seller in connection with the preparation, execution and performance of this Agreement and related documents and the transactions contemplated hereby and thereby, including, without limitation, all fees of all Representatives including attorneys, accountants, and financial advisors.
     “Semifinished Product” shall mean a flexible laminated multilayer panel to which the electronics necessary to complete the Product have not yet been affixed, and work-in-progress.
     “Third Party Claim” shall have the meaning set forth in Section 7.4(a) hereof.
     “Third Party Purchased Inventory” shall mean Seller’s raw materials, components, hardware, packaging materials and other supplies that have been purchased from third parties and that are necessary to manufacture the Product.
     “Threshold” shall have the meaning set forth in Section 7.5 hereof.
     “Transactions” shall mean the closing of the purchase and sale of the Assets, Equipment, and Inventory and any other transactions contemplated hereby.
     “Transition Period” shall have the meaning set forth in Section 5.3(a) hereof.
     “Transition Plan” shall have the meaning set forth in Section 5.3(a) hereof.
     “Transition Services” shall have the meaning set forth in Section 5.3(c) hereof.
     “Transition Team” shall have the meaning set forth in Section 5.3(a) hereof.
     “Transitioning Employees” shall have the meaning set forth in Section 5.3(c) hereof.
     “Warranty Repair” shall have the meaning set forth in Section 5.1(a) hereof.

Article 2
Purchase and Sale; Closing
     2.1 Purchase and Sale; Assumption of Assumed Liabilities
          (a) Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver the Assets to Buyer, and Buyer shall purchase, acquire and accept the Assets from the Seller. Notwithstanding the foregoing, Buyer shall take delivery of tooling, data, product drawings, and files during the Transition Period pursuant to the Transition Plan.
          (b) Subject to and upon the terms and conditions of this Agreement, in addition to payment of the Purchase Price and the assumption of the Assumed Liabilities pursuant to assumption agreements to be executed and delivered in accordance herewith, Buyer shall assume at the Closing and subsequently, in due course in accordance with any terms applicable thereto, pay, honor and discharge all of the Assumed Liabilities. Other than the Assumed Liabilities, Seller shall retain, and Buyer shall not assume, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise.
     2.2 Purchase Price
          (a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchase Orders, and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall pay to Seller the Purchase Price, less the Purchase Price Holdback, and shall assume the Assumed Liabilities.
          (b) The Purchase Price Holdback shall be paid by Buyer on the sixtieth (60th) day after the Closing Date to Seller, by wire transfer of immediately available funds in United States dollars to an account or accounts designated by Seller, provided, however, that Buyer shall continue to hold the Purchase Price Holdback in escrow in the event that it provides written notice, not more than three (3) Business Days prior to such date (the “Notice of Objection”), of Buyer’s failure to receive unfulfilled portions of currently outstanding Purchase Orders in excess of $6,000,000.00, which notice shall explain in reasonable detail substantiating the basis for the issuance of the Notice of Objection. In such event, Buyer shall withhold the Purchase Price Holdback until such time as the unfulfilled portion of the Purchase Orders exceeds $6,000,000.00. If, at the conclusion of the Transition Period, Buyer continues to withhold the Purchase Price Holdback, and Seller disputes same, then the Parties may seek to arrive at a mutually-agreeable resolution of such dispute, and if not, proceed pursuant to the terms of Section 8.10 hereof.
     2.3 The Closing
          (a) The purchase and sale of the Assets and the assignment, assumption and transfer of the Assumed Liabilities as provided for in this Agreement (the “Closing”) shall take place at the offices of Kutchin & Rufo, P.C., 155 Federal Street, Boston, Massachusetts, simultaneously with the execution of this Agreement, or at such other date or location as the Parties may agree (the applicable date on which the Closing shall occur is referred to herein as the “Closing Date”).
          (b) At the Closing, in addition to such other actions as may be provided for herein:
               (i) Seller shall deliver to Buyer the following:

                    (A) a certificate of Seller signed by the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that, as of the Closing Date, (I) all of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality are true and complete, (II) all such representations and warranties that are not so qualified are true and complete in all material respects, and (III) Seller has performed all obligations required to be performed by it under this Agreement;
                    (B) a certificate of the Clerk of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, stating that (I) attached as Exhibit A thereto is a complete and correct copy of the Articles of Organization of Seller as in effect on the Closing Date, (II) attached as Exhibit B thereto is a complete and correct copy of the Bylaws of Seller as in effect on the Closing Date, (III) attached as Exhibit C thereto is the incumbency and proper signatures of the officers of Seller executing this Agreement and any other agreement contemplated hereby, and (IV) attached as Exhibit D thereto is a complete and correct copy of resolutions of the Board of Directors of Seller approving the transactions contemplated by this Agreement and authorizing the execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby, and that such resolutions are the only resolutions adopted by the Board of Directors of Seller with respect to this Agreement and the transactions contemplated hereby, and are in full force and effect as of the Closing Date;
                    (C) bills of sale and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer and Seller, as may be required to effectuate the transfer of the Assets;
                    (D) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing, including without limitation such consents of third parties necessary in connection with the transfer of any of the Assets or any of the Assumed Liabilities to the Buyer; and
                    (E) Seller shall grant and issue the License to Buyer.
               (ii) Buyer shall deliver to Seller the following:
                    (A) a certificate of Buyer signed by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, to the effect that, as of the Closing Date, (I) all of the representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality are true and complete, (II) all such representations and warranties that are not so qualified are true and complete in all material respects, and (III) Buyer has performed all obligations required to be performed by it under this Agreement;
                    (B) a certificate of the Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, stating that (I) attached as Exhibit A thereto is a complete and correct copy of the Certificate of Incorporation of Buyer as in effect on the Closing Date, (II) attached as Exhibit B thereto is a complete and correct copy of the Bylaws of Buyer as in effect on the Closing Date, (III) attached as Exhibit C thereto is the incumbency and proper signatures of the officers and authorized representatives of Buyer executing this Agreement and any other agreement contemplated hereby, and (IV) attached as Exhibit D thereto is a complete and correct copy of resolutions of the Board of Directors of

Buyer approving the transactions contemplated by this Agreement and authorizing the execution and delivery by Buyer of this Agreement and the performance by Buyer of the transactions contemplated hereby, and that such resolutions are the only resolutions adopted by the Board of Directors of Buyer with respect to this Agreement and the transactions contemplated hereby, and are in full force and effect as of the Closing Date;
                    (C) such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect Buyer’s assumption of the Purchase Orders and the Assumed Liabilities;
                    (D) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing; and
                    (E) the Purchase Price, less the Purchase Price Holdback by wire transfer of federal funds (pursuant to wire instructions that Seller shall deliver to Buyer prior to Closing) pursuant to the Escrow Agreement.
     2.4 Nonassignable Contracts
          Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, contractual obligation, authorization of a Governmental Authority, lease, commitment, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if this transaction would be deemed an attempted assignment thereof without the required consent of a third party thereto and would constitute a breach thereof or in any way affect the rights of Seller or Buyer thereunder, provided, however, that the foregoing does not in any manner negate any covenant, representation or warranty of Seller contained herein, and further provided, that Seller shall use its best efforts to assign to Buyer any and all Purchase Orders and any purchase orders for Products that are received after the Closing Date, whether as a result of Purchase Order Quotations or otherwise.
Article 3
Representations and Warranties of the Seller
     3.1 Organization and Good Standing
          Seller is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has the all requisite corporate power and authority and authorizations, permits and licenses necessary to own its property and carry on the Business as now being conducted.
     3.2. Authorization of Transactions
          The Board of Directors of the Seller has duly authorized the execution, delivery and performance of this Agreement. No other corporate approval on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement. In addition, (i) the Seller has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (ii) this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Except as otherwise set forth on Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Organization or Bylaws of the Seller or any instrument, agreement, mortgage, lien, lease, license, permit, contract, order, arbitration award, judgment or decree, or any governmental regulation or other restriction by which the Seller is bound, or require any consent, result in the acceleration of any obligation thereunder, or result in any termination of any provision thereof.
     3.3 No Material Adverse Change
          Except as otherwise set forth on Schedule 3.3, since June 30, 2005, there has not been (i) any material adverse change to the Business which either individually or in the aggregate materially and adversely affects it, nor to Seller’s Knowledge is any such change threatened; and (ii) any damage, destruction or loss, whether or not covered by insurance, that materially and adversely affects the Business.
     3.4 Title to Assets, Equipment and Inventory; Condition
          The Seller holds good, valid and clear marketable title to all of the Assets, Equipment, and Inventory and has full right to sell, convey, transfer, assign and deliver any and all of its right, title and interest in and to such Assets, Equipment, and Inventory, free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind (“Encumbrance”), except (i) liens for taxes and other governmental charges which are not yet due and payable, (ii) liens, imposed by law, such as mechanics’, workers’ and other like liens arising in the ordinary course of business in respect of obligations that are not yet due and payable; and (iii) other imperfections of title which do not, individually or in the aggregate, materially impair the continued use and operation of the Assets, Equipment, and Inventory in the Business, as presently conducted. Other than the Assets and Intangible Property, there is no other proprietary information used in the Business as it is presently conducted. Upon the consummation of the Transactions, Buyer shall have good, valid and clear marketable title to the Assets, Equipment, and Inventory, subject only to the Encumbrances set forth in subsections (i) through (iii) hereof. The Equipment is in reasonable operating condition (ordinary wear and tear excepted) and to the best of Seller’s Knowledge, the present use of the Equipment does not violate any applicable patent, copyright, trademark, licensing or use agreement. Except as set forth above, Buyer agrees and acknowledges that it is purchasing and shall take possession of the Assets in its AS IS, WHERE IS, condition, with all faults, and with removal at Buyer’s risk and expense. Except as set forth above, Buyer agrees and acknowledges that Seller makes no representations or warranties with regard to functionality, use, operation, or specifications, and without express or implied representations or warranties of any kind, including but not limited to implied warranties of merchantability, fitness for a particular purpose or noninfringement. Notwithstanding the foregoing or any other provision herein contained, Buyer acknowledges and agrees that in no event shall Seller be liable to Buyer for loss of profits, costs of procurement of substitute goods, or other special, indirect or consequential damages with respect to any defect in any of the Assets, Inventory or Equipment. Seller acknowledges and agrees that during the Transition Period, it shall give to Buyer the opportunity to conduct such investigations and inspections of the Equipment and Inventory as it shall deem necessary or appropriate for the purposes of this Agreement.
     3.5 Brokers
          Neither the Seller, nor anyone on its behalf, has any liability to any broker, finder or agent or has agreed to pay any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

     3.6. Compliance with Applicable Law
          The Seller is not now charged with and, to Seller’s Knowledge, is not now under investigation with respect to, and has not committed, any material violation of any applicable federal, state, local, foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator in connection with or relative to the Assets, including, without limitation, regulations and requirements of the Occupational Safety and Health Administration (“OSHA”), and laws, ordinances, regulations and other requirements relating to the use of the Assets, Equipment, and Inventory. The Seller has never received notice of, and there has never been, any citation, fine or penalty imposed or asserted against Seller for, any such violation or alleged violation relative to the Assets, Equipment, and Inventory. The Seller has made available to the Buyer all reports, to the extent they exist, from and correspondence with OSHA and the Environmental Protection Agency and any equivalent state agencies relating to the Assets.
     3.7 Litigation
          There is no litigation, proceeding or investigation pending, or, to Seller’s Knowledge, threatened in any court, arbitration board, administrative agency or tribunal against or relating to the Business or the Assets, Equipment, and Inventory which will interfere with the Seller’s ability to perform under and consummate this Agreement.
     3.8 Full Disclosure
          Seller has provided Buyer with (i) all material information within Seller’s possession and control listed on Schedule 3.8 hereto and (ii) true, complete, and correct copies of all quote packages relating to certain Customers as they are set forth on Schedule 3.8 hereof. Schedule 3.8 includes a reasonably representative sample of the Purchase Order Quotations issued by Seller that have resulted in Purchase Orders. To the best of Seller’s Knowledge, none of the representations and warranties contained herein and in the certificates, schedules and other writings delivered or to be delivered by the Seller pursuant to this Agreement at the Closing and taken as a whole contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein, in light of the circumstances in which made, not misleading.
     3.9 Purchase Orders
          Seller warrants and represents that as of the Closing Date, the unfulfilled portion of currently outstanding Purchase Orders is in excess of $6 million. With respect to not less than $6 million of the unfulfilled portion of such Purchase Orders, (a) there are no outstanding claims of breach or indemnification or notice of default or termination of any such Purchase Order, (b) upon the Closing, each Purchase Order will be in full force and effect, and constitute a valid and binding obligation of, and will be legally enforceable in accordance with its terms against, the parties thereto, and will be unimpaired by any acts or omissions of Seller, Seller’s employees, officers, or directors, and (c) to the best of Seller’s Knowledge, there has not occurred as to any Purchase Order any default by any other party thereto or any event that, with the lapse of time or at the election of any person other than Seller, could become a default by such party.
     3.10 Suppliers
          Schedule 3.10 contains an accurate and complete list of the names and addresses of the 10 largest suppliers from whom the Seller has purchased supplies during the past fiscal year for the Business. Seller has not received any written indication from any supplier whose name appears on such list that such supplier intends to discontinue supplying its products to the Seller, and to the best of Seller’s Knowledge, no such supplier has orally advised Seller of any such intention.
     3.11 Customers; Key Customers
          (a) Schedule 3.11(a) contains an accurate and complete list of the names and addresses of the Customers of the Business.
          (b) Schedule 3.11(b) sets forth the ten (10) largest Customers (the “Key Customers”), as measured by gross sales for the fiscal year ended June 30, 2005. Except as set forth on Schedule 3.11(b), no Key Customer has advised Seller in writing that it is terminating or considering terminating its business with Seller with respect to the Product; and, to the best of Seller’s Knowledge, no Key Customer has orally advised Seller of the foregoing.
     3.12 Inventory
          The Inventory is of good and merchantable quality and is usable and saleable in the ordinary course of the Business. The Semifinished Product materially complies with Purchase Orders and specifications therefor.
     3.13 Intangible Property
          Seller owns all of the Intangible Property necessary to conduct the Business. Upon the consummation of the Transactions, Buyer shall have the perpetual, non-exclusive, irrevocable right to use all of the Intangible Property without payment obligations of any kind, other than the Purchase Price. To the best of Seller’s Knowledge, the use of the Assets and Intangible Property in the Business does not infringe on the intellectual property rights of any Person.
     3.14 Product Warranty
          Seller provides a 90-day warranty period (in the form attached hereto as Schedule 3.14) with respect to Products shipped by Seller prior to the Closing Date and Products covered by the Purchase Orders are subject to an identical 90-day warranty; however, Seller honors the terms of its Customer Purchase Orders if they provide for a warranty period of up to but not longer than one (1) year (the “Product Warranty”). Attached as Schedule 3.14 are true and correct quarterly warranty expense costs for each quarter of calendar years 2003 and 2004.
     3.15 Approvals and Consents
          No consent, approval or action of, filing with or notice to any Governmental Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Authority or any contract to which Seller is a party or by which its assets or properties are bound for the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation of the Transactions contemplated hereby by Seller.

     3.16 Interests in Customers, Suppliers, Etc.
          None of the directors or executive officers of Seller, or any member of their immediate families (collectively, the “Related Group”), or any Person Controlled (as defined below) by anyone in the Related Group owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1% of the issued and outstanding shares of any class of securities of a Person) or received or has any right to receive payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor in the Business or a lessor, lessee, supplier, distributor, sales agent, customer or client of the Business. For purposes of this Section, the term “Control” means the ownership directly or indirectly of more than 50% of the voting stock or other equity interest in any Person or control pursuant to a contractual arrangement.
     3.17 No Other Representations or Warranties
          THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE AND SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER. SELLER HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, Seller does not guaranty the accuracy of any projections, estimates or budgets delivered or made available to Buyer or its representatives before or after the date of this Agreement (although Seller represents that such projections, estimates, forecasts or budgets were prepared by Seller in good faith and on assumptions that its management believes in good faith to be reasonable), or except as expressly covered by a representation and warranty or in documents referenced therein, any other information or documents (financial or otherwise) made available to Buyer or its representatives.
Article 4
Representations and Warranties of the Buyer
     4.1 Organization and Good Standing
          Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the all requisite corporate power and authority and authorizations, permits and licenses necessary to own its property and operate the business in which it is engaged.
     4.2. Authorization of Transactions
          The Board of Directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement. No other corporate approval on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement. In addition, (i) the Buyer has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (ii) this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Buyer or any instrument, agreement, mortgage, lien, lease, license, permit, contract, order, arbitration award, judgment or decree, or any governmental regulation or other restriction by which the Buyer is bound, or require any consent, result in the acceleration of any obligation thereunder, or result in any termination of any provision thereof.
     4.3 Brokers
          Neither the Buyer, nor anyone on its behalf, has any liability to any broker, finder or agent or has agreed to pay any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.
     4.4 Litigation
          There is no litigation, proceeding or investigation pending, or, to Buyer’s Knowledge, threatened in any court, arbitration board, administrative agency or tribunal against or relating to the Buyer which will interfere with the Buyer’s ability to perform under and consummate this Agreement.
     4.5 Full Disclosure
          To the best of Buyer’s Knowledge, none of the representations and warranties contained herein and in the certificates, schedules and other writings delivered or to be delivered by the Buyer pursuant to this Agreement at the Closing and taken as a whole contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein, in light of the circumstances in which made, not misleading.
Article 5
Post Closing Covenants; Transition Matters
     5.1 Returns
          (a) Product Warranty. As of the Closing Date and thereafter, Buyer shall be responsible for any and all costs associated with the return of and performance of warranty work on any Product shipped by Seller on or before the Closing Date, including, without limitation, claims for price adjustments (“Warranty Repair”) and Return Costs (as defined below); provided, however, that Seller shall reimburse Buyer for any Warranty Repair as long as any such return or price adjustment is made in substantial compliance with the Seller’s Product Warranty. Seller shall also be liable to Buyer for any Warranty Repair arising from work performed by Seller on Buyer’s behalf pursuant to the Transition Plan.
          (b) Procedures. Buyer will notify Seller of any Customer claims that a Product is in breach of the Product Warranty within five (5) business days after receipt of notice thereof. Buyer’s notice shall include a copy of any written materials received from the Customer with respect to such claimed breach of warranty. Within five (5) business days of receipt of Buyer’s notice, Seller will be obligated to inform Buyer in writing whether it agrees that such Product is in breach of such warranty and requires a Warranty Repair. In the event Seller agrees that such Product is in breach of warranty and needs a Warranty Repair and Buyer discharges Seller’s warranty obligation, then Seller shall pay Buyer, within fifteen (15) days from receipt of Buyer’s invoice, for the following out-of-pocket costs: (A) actual direct shipping costs paid by the Buyer with respect to the Warranty Repair, (B) direct labor, plus applicable fringe benefit costs actually incurred for the direct labor, and materials costs for Warranty Repairs, and (C) reimbursement of price adjustment made with respect to such Products, as the case may be (the “Return Costs”). Seller shall not be obligated to reimburse Buyer unless Buyer notifies Seller in writing within five (5) business days after performing the Warranty Repairs with documentation substantiating such costs in reasonable detail. In the event that Seller does not agree that such Product is in breach of the Product Warranty or in the event that the Return Cost per unit exceeds the price paid by such Customer for such Product on a per unit basis, then Seller and Buyer shall endeavor to arrive at a mutually-agreeable resolution of such Customer claim, and if not, proceed pursuant to the terms of Section 8.10 hereof.
     5.2 Employee Matters
          (a) Buyer may, but shall not be obligated to, offer employment to certain employees of Seller listed on Schedule 5.2 (any employees so hired shall be referred to as the “Hired Employees”). Hired Employees shall be treated as new employees of Buyer, and, with respect to Hired Employees, Buyer shall have no obligations which may have accrued while Hired Employee was employed by Seller, including, without limitation, with respect to salaries, sales commissions, payroll taxes, and fringe benefits. With respect to the Hired Employees, Seller shall terminate the employment of the Hired Employees as of the date of hire by Buyer and thereafter shall have no liability or obligation to Buyer or to such Hired Employees with respect to employment by Buyer and except as the Parties may expressly otherwise agree in writing, any such personnel shall be independent of, and have no further obligations to, Seller. All obligations of Seller to such Hired Employees that have accrued up to the time of termination (regardless of when such claim is filed), including obligations for salaries, sales commissions, payroll taxes, workers compensation, unemployment insurance, and fringe benefits, shall remain the obligations of Seller. Buyer acknowledges and agrees that Seller’s employees may elect, at their sole discretion, to decline Buyer’s offer of employment, and Seller shall bear no obligation or liability to Buyer as a result of refusal of Buyer’s employment offer by any employee.
          (b) Except with respect to post-closing obligations of Buyer to the Hired Employees, it is expressly agreed that Buyer is not responsible for any liability, cost or expense with respect to any employee of Seller or their termination of employment by Seller (including, without limitation, any severance).
          (c) Seller shall be solely responsible for complying with the Worker Adjustment and Retraining Notification Act, and the regulations thereunder, in connection with the termination of any employee’s employment with Seller in connection with the Transactions contemplated hereby.
     5.3 Transition.
          (a) Transition Team. Buyer and Seller have designated the members of their respective manufacturing, engineering and sales personnel identified on Schedule 5.3(a) hereof as a transition planning team (the “Transition Team”). The Transition Team will hold its initial meeting no later than five (5) business days following the Closing Date. The Transition Team will be generally responsible for developing and devising a specific plan and timeline for the transitioning of the Business from the Seller to the Buyer (the “Transition Plan”) in accordance with the parameters of the broad transition plan set forth as Exhibit D hereto, such transition to be effectuated in full not more than ninety (90) days following the Closing Date (such ninety-day period, the “Transition Period”). Except as provided in Sections 5.3(c) and 5.3(d) below, each Party shall be responsible for the salary and all other employment-related costs for its respective employees. Specially, among other matters, the Transition

Plan shall provide for the Transition Team to facilitate a transition and integration planning process designed to ensure the efficient transfer of the Business to the Buyer, and in particular determine:
(i)	the transfer of Seller’s relationships with the Customers to Buyer, such transfer to be completed not more than thirty (30) days following the Closing Date;

(ii)	with respect to each Product, the transition of the manufacturing for such Product to Buyer, including but not limited to (A) whether some or all outstanding Purchase Orders for such Product shall be completed by Seller, and (B) the procedure for nonassignable purchase orders for Products being fulfilled by Seller on Buyer’s behalf;

(iii)	the transfer of Equipment from Seller to Buyer, such transfer to be completed on or before the end of the Transition Period and the payment of the Equipment Purchase Price to Seller pursuant to Section 5.4 hereof;

(iv)	the nature and extent of the Transition Services to be provided by Seller to Buyer during the Transition Period; and

(v)	a schedule and timeline with respect to Seller’s retention of adequate employees to perform the Transition Services as contemplated in the Transition Plan to be completed in the Transition Period.
          (b) Inventory. The Parties agree and acknowledge that Buyer shall purchase Inventory from Seller. Buyer shall specify the quantity and type of Inventory it intends to purchase by delivery of Buyer’s purchase order to Seller. Third Party Purchased Inventory shall be priced at the lesser of Seller’s cost for such Third Party Inventory, or the cost that a bona fide supplier would currently charge the Buyer for such Third Party Inventory. Semifinished Product shall be purchased at prices to be mutually agreed upon by the Parties at such time. Net payment for the purchase of Inventory shall be made to Seller within thirty (30) days from receipt of Seller’s invoice therefore.
          (c) Transition Services. During the Transition Period, Seller shall cause the employees of Seller identified by the Transition Team to provide assistance with respect to the transition of the Business from Seller to Buyer (the “Transition Services”). During the Transition Period, Seller may also assign such other of its employees as Buyer may request, subject to Seller’s consent thereto. Those employees of Seller providing Transition Services are referred to herein as “Transition Employees.” Buyer acknowledges that Seller shall not be obligated to assign other employees to the Transition Team if it will adversely impact Seller’s other business. The Transition Employees shall assist in the coordination and implementation of the transition of the Business from Seller to Buyer, all in accordance with the Transition Plan. Wages for Transition Employees directly engaged in the production of Product will be paid for by the facility in which they are working, i.e., if Transition Employees are working in the Buyer’s facility, Buyer shall compensate Seller for their labor costs at a rate equal to 135% of such Transition Employees’ respective salaries (converted to a per hour amount). Seller shall invoice Buyer on a weekly basis for amounts owed with respect to such Transition Employees, and Buyer shall pay each such invoice within five (5) business days of receipt thereof. Transition Employees not directly engaged in the production of Product (the “Indirect Transition Employees”) shall be paid by their respective employers for the first 45 days of the Transition Period. At the end of such 45-day period, Buyer will have the option to either offer employment to such Indirect Transition Employees or to allow the Seller to continue to employ them. In the event Buyer does not offer employment to an Indirect Transition Employee, then Buyer may still utilize the services of any such Indirect Transition Employee during the Transition Period but shall pay to Seller with respect to each such Indirect Transition

Employee a fee equal to 135% of such Transition Employee’s salary (converted to a per hour amount), payable to Seller in accordance with the payment terms set forth above.
          (d) Transition Employees. Not less than five (5) business days prior to the termination of the Transition Period, Buyer may, in Buyer’s sole discretion, offer employment to one or more Transition Employees, and simultaneously therewith Buyer shall notify Seller of such offer of employment, if any. Transition Employees so hired shall be treated as new employees of Buyer, and, with respect to such hired Transition Employees, Buyer shall have no obligations which may have accrued on or before the date of hire, including, without limitation, with respect to salaries, sales commissions, payroll taxes, and fringe benefits. With respect to any such Transition Employee accepting employment, Seller shall terminate the employment of such Transition Employee accepting employment with Buyer and thereafter shall have no liability to Buyer or to such Transition Employees with respect to employment after the conclusion of the Transition Period and, except as the Parties may expressly otherwise agree in writing, any such personnel shall be independent of, and have no further obligations to, Seller. All obligations of Seller to such Transition Employees that are accrued through the conclusion of the Transition Period (regardless of when such claim is filed), including obligations for salaries, sales commissions, payroll taxes, workers compensation, unemployment insurance, and fringe benefits, shall remain the obligations of Seller. Buyer acknowledges and agrees that Seller’s employees may elect, at their sole discretion, to decline Buyer’s offer of employment, and therefore it is expressly agreed that Seller is not responsible for any liability, cost or expense, nor shall it bear any obligation or liability to Buyer as a result of any employee’s refusal of Buyer’s employment offer.
          (e) Subsequent Services. Following the conclusion of the Transition Period, Seller shall, to the extent it still has the resources available and it is commercially practicable for Seller, provide Buyer with such additional transition and other support services as the Parties may mutually agree. Buyer agrees and acknowledges that Seller’s ability to provide supporting services will diminish as Seller discontinues its operations relating to the Business, and therefore Seller does not guarantee that it will be able to provide any such services after the conclusion of the Transition Period.
          (f) Independent Contractor. During the Transition Period, Seller shall be deemed an independent contractor and to the extent it still has the resources available and it is commercially practicable for Seller, assisting with the transition of the Business to Buyer as set forth above. Seller shall maintain an adequate workforce and furnish all manufacturing facilities and equipment in connection with providing the services as set forth in the Transition Plan, in consideration for Buyer paying Seller pursuant to Section 5.3(d) hereof. Buyer shall have no rights of tenancy or possession with respect to Seller’s manufacturing facilities.
     5.4 Equipment
          It is the Parties’ intent that Seller shall sell the Equipment to the Buyer within a commercially reasonable time period after the Closing Date. During the Transition Period, Buyer shall have the opportunity to inspect and test the Equipment and shall determine, in Buyer’s sole discretion, whether or not to purchase any such Equipment. Equipment to be purchased pursuant to this Agreement shall be requested by Buyer by delivery of Buyer’s purchase order to Seller. Buyer shall issue a purchase order for all such Equipment no later than at the conclusion of the Transition Period. The Equipment Purchase Price of Equipment is set forth on Exhibit A hereto. Payment of the Equipment Purchase Price shall be made within thirty (30) days after delivery of such Equipment to Buyer. Buyer shall be responsible for all costs associated with or incurred in preparing the Equipment for delivery to Buyer and the actual delivery of such Equipment; provided, however, that Seller shall provide reasonable technical support for the removal and preparation of the Equipment for shipment.

     5.5 Other Inventory
          For a period of one (1) year following the Closing Date, Buyer may, in its sole discretion, elect to purchase from Seller Third Party Purchased Inventory and Semifinished Product necessary to manufacture the Product in connection with the operation of the Business (“Other Inventory”), at a price to be mutually agreed upon by the Parties at such time. Any such purchase shall be made by Buyer’s purchase order delivered to Seller, net payment to be made 30 days from receipt of Seller’s invoice therefore. Upon reasonable request therefore, Seller shall provide Buyer with an itemization of all Other Inventory. Buyer agrees and acknowledges that, following the conclusion of the Transition Period, until and unless it delivers a purchase order to Seller for any item constituting Other Inventory, Seller may, in its sole discretion, dispose of the Other Inventory in any manner that it elects.
     5.6 Conduct of Business During Transition Period
          (a) Except as Buyer may otherwise consent to in writing, during the Transition Period, Seller shall exert its commercially reasonable best efforts to maintain its capability for the manufacturing and delivery of the Product, consistent with its current manufacturing practices for the Product.
          (b) During the Transition Period, Seller shall exert its commercially reasonable best efforts to preserve intact Seller’s business organization with respect to the Business, and to preserve its good will with all suppliers, Customers, employees and others having business relations with the Business.
          (c) During the Transition Period, Seller shall afford Buyer and its representatives, to the extent reasonably required to effectuate the orderly transition of the Business access, during normal business hours and upon reasonable notice, (i) to Seller’s manufacturing facility located in Methuen, Massachusetts (including, without limitation, for the purpose of inspecting and testing the Equipment prior to removal and preparation for shipment to Buyer), and (ii) to such records and information regarding the Business as Buyer may reasonably request. Seller shall cooperate with Buyer in visiting or contacting Customers of, and Persons having other business relationships with, Seller. Any investigation by Buyer and furnishing of information to Buyer shall not affect the right of Buyer to rely on the representations, warranties, covenants and agreements of Seller in this Agreement.
     5.7 Access to Information
          Each party agrees (i) to retain all books and records with respect to the Business for a period of one year after the Closing Date; (ii) to provide prompt, reasonable access at reasonable times to the officers, employees, and agents of the other Party to all such books and records with respect to the Business, and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.
Article 6
Restrictive Covenants
     6.1 Covenant Not to Compete
          (a) For the period beginning on the date of Closing and ending three (3) years thereafter, Seller and its subsidiary corporations (the “Covenanting Parties”) shall not engage, enter into or participate in any way or own, operate, manage or participate in the ownership, operation, or management of, or be connected in any way, either directly or indirectly (on its own account or as a joint venturer, partner, or shareholder), in any business or entity that (a) accepts, solicits, diverts, influences, takes away or attempts to solicit, divert, influence, direct or take away from the Buyer any Purchase Order, or (b) sells or attempts to sell to any Customer a multilayer circuit board and, as applicable, an assembly (including without limitation rigid flexible circuit boards) (the “Protected Product”), in the military, aerospace, and industrial markets, including, but not limited to, those requiring MIL Standard 50884 certification (the “Protected Market”), provided, however, that (a) Seller may continue to do other business and sell any other product or service to a Customer as long as it is not the sale of a Protected Product in the Protected Market and (c) Seller may continue to sell Products to those Customers listed on Schedule 6.1(a) out of Seller’s San Jose, California facility only. If the Covenanting Parties shall violate any of the covenants of this provision, the term of this covenant shall be automatically extended for a period of time equal to the time period during which the Covenanting Parties are found by a court of competent jurisdiction to have been in violation of the covenant hereunder. It is acknowledged further by Seller that this covenant not to compete is restrictive but is necessary to induce Buyer to pay the Purchase Price under this Agreement. However, Seller may purchase and sell equity securities in any publicly-traded company that engages in the Business, provided that the equity interest or voting interest purchased and sold in such company does not exceed one percent (1%) of the total equity interest or voting interest in such company.
          (b) Seller shall exert its commercially reasonable best efforts to cause the benefits of all non-disclosure agreements, non-competition agreements, and any similar restrictive covenants inuring to the benefit of Seller in connection with the business to extend to Buyer, either by assignment of such agreements to Buyer or by permitting Buyer to enforce such agreements in Seller’s name, all at Buyer’s sole cost. Seller represents that a complete list of all agreements of this type are attached hereto as Schedule 6.1(b).
     6.2 Nondisclosure of Confidential Information
     Seller shall not divulge, disclose or communicate or cause to be disclosed in any manner any Confidential Information, or any part thereof, to any Person, or use or permit the use of any Confidential Information on their own behalf or for the benefit of others, for any reason, except as otherwise set forth in this Agreement, without the prior written consent of Buyer. For purposes hereof, “Confidential Information” shall mean, with respect to the Business, processes, procedures, pricing information, sales volume data, market research, marketing and sales plans, customer lists and related information regarding Customers (past, present and prospective), information regarding sources of supply relationships, contracts, current and future product information, technical data, designs, drawings, specifications, know-how, documentation, requests for proposals, whether in written, oral, electronic, website-based, or other form, regardless of how such information was developed or acquired; provided, however, that “Confidential Information” shall not include information which the Covenanting Parties can conclusively demonstrate: (i) had been published and was generally available to the public prior to the date of this Agreement; or (ii) had been published and became generally available to the public after the date of this Agreement, unless such publication results from the breach of this Agreement by a Covenanting Party. The above-referenced exceptions shall not be interpreted as justification for a Covenanting Party to disregard the obligations set forth in this Agreement with respect to the Confidential Information as a whole, in the event that any portion of any information falls within the exceptions. Notwithstanding the foregoing or any other provision herein contained, the Covenanting Parties may disclose Confidential Information if requested pursuant to, or required by, applicable law or regulation or by legal process, in which such case the Covenant Parties shall provide the Buyer with prompt notice of such requests to enable Buyer, at its expense, to seek an appropriate protective order or other remedy.

     6.3 Adequate Consideration
          In consideration of and as an inducement to enter into this covenant not to compete, Seller represents and agrees that it has received fair and reasonable compensation for the Transactions contemplated hereunder and that the time limitations and geographic references contained in this Article 6 are reasonable and properly required for the adequate protection of the Buyer.
     6.4 Enforcement
          The Seller agrees and acknowledges that the Buyer will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages for the loss by the Buyer of its benefits or rights under this Agreement as a result of a breach, default or violation by the Covenanting Parties of their obligations under this Article 6 and further, that Buyer has relied upon the restrictive covenants contained in this Article 6 in entering into this Agreement, and the breach by the Covenanting Parties of the covenants contained herein will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy at law. Accordingly, the Buyer shall be entitled, in addition to all other remedies which may be available to him (including monetary damages), to injunctive and other available equitable relief in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by a Covenanting Party of any provision hereunder or to enforce any such provision.
     6.5 Severability
          If at any time the provision relating to the agreements of the Seller in this Article 6 shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such covenant shall be considered divisible as to such invalid or unenforceable portion, and it shall be construed to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body of such jurisdiction charged with interpreting and/or enforcing this Agreement, and the Buyer and the Seller agree that the restrictions of such covenant as so construed shall be valid and binding as though the invalid or unenforceable portion had not been included herein.
Article 7
Survival of Warranties and Indemnification
     7.1 Survival of Warranties
          Except as otherwise provided herein, all representations and warranties made by either Party herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for a period of one (1) year from the termination of the Transition Period. No claim for indemnification with respect to representations and warranties may be asserted after the expiration of such period unless notice thereof is given to the applicable indemnifying party prior to the expiration of such indemnity period.
     7.2 Indemnification by Seller
          Subject to the provisions set forth in this Article 7, Seller agrees to defend, indemnify and hold harmless Buyer and any present, past or future parent, subsidiary, Affiliate, director, officer, employee, shareholder or agent of Buyer (collectively, the “Buyer Indemnitees”) from and against and in respect to the entirety of any Loss which arises out of or results from:
          (a) any breach or inaccuracy or misrepresentation in any of the representations or warranties or covenants or agreements of Seller made in this Agreement or in the documents delivered by Seller at Closing, including post-closing obligations;
          (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental Authority) against any Buyer Indemnitee which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of Seller contained in Section 3 hereof or in any certificate delivered by Seller at the Closing;
          (c) any liability of Seller which is not an Assumed Liability;
          (d) any failure by Seller to carry out, perform, satisfy, and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents delivered by Seller pursuant to this Agreement; and
          (e) taxes, of any kind or nature, arising out of, or payable with respect to, the Business on or prior to the Closing Date.
     7.3 Indemnification by Buyer
          Subject to the provisions set forth in this Article 7, Buyer agrees to defend, indemnify and hold harmless Seller and any present, past or future parent, subsidiary, Affiliate, director, officer, employee, shareholder or agent of Seller (collectively, the “Seller Indemnitees”) from and against and in respect to the entirety of any Loss which arises out of or results from:
          (a) any breach or inaccuracy or misrepresentation in any of the representations or warranties or covenants or agreements of Buyer made in this Agreement or in the documents delivered by Buyer at Closing, including post-closing obligations;
          (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental Authority) against any Seller Indemnitee which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of Buyer contained in Section 4 hereof or in any certificate delivered by Buyer at the Closing;
          (c) the failure of Buyer to timely carry out, perform, satisfy or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Assumed Liabilities; and
          (d) taxes, of any kind or nature, arising out of and payable with respect to the Business following the Closing Date.
     7.4 Indemnification Procedure
          (a) Any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification could be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right, but not the obligation, to undertake the defense of any such claim asserted by a third party (a “Third Party Claim”) with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party’s expense. If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Party shall not be liable for any Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Third Party Claim. The Indemnified Party will not be entitled to indemnification for Losses to the extent that any delay in providing notice of the Third Party Claim for which indemnification may be available, or notice of future developments or other failure to follow the procedures set forth in this Section 7.4(a), prejudices the Indemnifying Party’s ability to defend such Third Party Claim or otherwise affects Indemnifying Party’s ability to reduce the amount of indemnifiable Losses. A payment for indemnification shall only be made after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnifying Party or the Indemnified Party shall have arrived at a mutually binding agreement with respect to the Third Party Claim.
          (b) In the event that any Indemnified Party asserts a claim for indemnification which does not involve a Third Party Claim against an Indemnifying Party, the Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within sixty (60) days of receipt of notice of such claim from the Indemnified Party. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within 60 days of receipt of written notice of such claim, setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 60 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim; provided that the notice from the Indemnifying Party shall state that if the Indemnified Party does not dispute such claim within 60 days of receipt of such notice, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 7.4(b), or once any dispute under this Section 7.4(b) has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 7.5, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within ten (10) business days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.
     7.5 Limitation on Indemnification
          (a) Except with respect to Buyer’s claims pursuant to Section 5.1 and Article 6 hereof, the Buyer Indemnitees shall be entitled to recover under this Section 7 any Losses in respect of any claim only in the event that the aggregate Loss for all claims exceeds, in the aggregate, $50,000 (the “Threshold”), in which event the Buyer Indemnitees shall be entitled to recover all of such excess above the Threshold up to a maximum aggregate Loss for all claims equal to $3,103,000, and this shall be the maximum aggregate liability of the Seller to indemnify the Buyer Indemnitees for any Losses. Seller Indemnitees shall be entitled to recover under this Section 7 any Losses in respect of any claim only in the event that the aggregate Loss for all claims exceeds, in the aggregate, the Threshold, in which event the Seller Indemnitees shall be entitled to recover all of such excess above the Threshold up to a maximum aggregate Loss for all claims equal to $3,103,000, and this shall be the maximum aggregate liability of the Buyer to indemnify the Seller Indemnitees for any Losses.
          (b) Each of the limitations set forth above in this Section 7.5 and Section 7.1 shall in no event (i) apply to any Losses incurred by a Buyer Indemnitee which relate, directly or indirectly, to (A) any fraudulent acts committed against Buyer by Seller in connection with the transactions contemplated hereby; (B) any indemnity obligation under Sections 7.2(c), 7.2(d), or 7.2(e); and (C) any Losses arising out of a breach of representations or warranties contained in Sections 3.2 and 3.16; or (ii) apply to any Losses incurred by a Seller Indemnitee which relate, directly or indirectly, to (A) any fraudulent acts committed against Seller by Buyer in connection with the transactions contemplated hereby; (B) any indemnity obligation of Buyer under Sections 7.3(c) or 7.3(d); and (C) any Losses arising out of a breach of representations and warranties contained in Section 4.2.
     7.6 Exclusive Remedy
          The indemnification provisions set forth in this Section 7 shall be the exclusive remedy following and subject to the Closing for any breaches or alleged breaches of any representation, warranty or covenant contained in this Agreement or any document contemplated hereby, except for with respect to claims based upon fraud or breaches of any covenant or agreement contained herein or in document contemplated hereby which by its terms is required to be performed in whole or in part after the Closing, including, without limitation, Article 6.
     7.7 Net Recovery
          The amount to which any Indemnified Party may become entitled under this Section 7 shall be net of any recovery (whether by way of payment, discount, credit, set-off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxing authority) in respect of such claim. The amount of any such recovery, less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery from the third party shall be repaid by the Indemnified Party to the Indemnifying Party promptly upon receipt thereof from the third party. Upon making any indemnity payment the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party that is not an affiliate of the Indemnified Party or an insurer of the Indemnified Party in respect of the Loss to which the indemnity payment relates; provided, however, that
               (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Loss, and
               (ii) until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subrogated and subordinated in right of payment to the Indemnified Party’s rights against such third party.
     Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

Article 8
General Provisions
     8.1 Expenses
          Except as otherwise expressly provided for in this Agreement, each Party to this Agreement covenants to pay all expenses incurred by it in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its Representatives, whether or not the Closing shall have occurred.
     8.2 Public Announcements
          The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by Buyer and Seller. Unless otherwise required by applicable law or by obligations of the Parties or their Affiliates pursuant to any listing agreement with or rules of any securities exchange, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Party and shall not issue any such release or make any such statement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).
     8.3 Notices
          All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, (ii) when sent by telecopier (with written confirmation of receipt), or (iii) three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to Seller, then to:

Parlex Corporation One Parlex Place Methuen, MA 01844 Attn: Peter J. Murphy, President Telephone: (978) 685-4341 Facsimile: (978) 685-7867

with a copy (which shall not constitute notice) to:

Edward D. Kutchin, Esq. Kutchin & Rufo, P.C. 155 Federal Street, 17th Floor Boston, MA 02110-1727 Telephone: (617) 542-3000 Facsimile: (617) 542-3001

(ii)	If to Buyer, then to:

Advanced Circuit Technology 118 Northeastern Boulevard Nashua, NH 03062 Attn: Mick Hayden Telephone: (603) 579-7557 Facsimile: (603) 880-1785

with a copy (which shall not constitute notice) to:

Amphenol Corporation 358 Hall Avenue Wallingford, CT 06492 Attn: Edward C. Wetmore, Esq. Telephone: (203) 265-8634 Facsimile: (203) 265-8827

and to:

Cohn Birnbaum & Shea P.C. 100 Pearl Street Hartford, CT 06103-4500 Attn: Richard J. Shea, Jr., Esq. Telephone: (860) 493-2200 Facsimile: (860) 727-0361
     8.4 Waiver
          No waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party who is granting the waiver.
     8.5 Entire Agreement
          This Agreement, the Schedules and Exhibits hereto, and all other certificates, documents, agreements and deliveries in connection contemplated hereby or thereby, supersede all prior agreements (other than the Non-Disclosure Agreement), arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, express or implied, oral or written, between the Parties with respect to its subject matter and constitutes (along with the Non-Disclosure Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Notwithstanding any investigation by Buyer of the Business and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any exhibits and schedules annexed hereto. Each of the Parties hereby acknowledges that (a) none of the Parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement, (b) there are no covenants or agreements by or on behalf of any Party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (c) the Parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the related documents. Without limiting the generality of the foregoing, each party hereto agrees that, except for the representations and warranties contained in this Agreement and any related document, none of the Parties makes any other representations or warranties.
     8.6 Amendments
          This Agreement may not be amended except by a written agreement executed by Buyer and Seller.
     8.7 Binding Agreement; Assignments
          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by Seller or Buyer without the express written consent of Seller (in the case of an assignment by Buyer) or Buyer (in the case of an assignment by any Seller) (which consents may be granted or withheld in the sole discretion of the Person whose consent is required); provided, however, that Buyer shall be permitted, upon prior notice to Seller but without the consent of Seller, to assign all or part of its rights or obligations hereunder by way of collateral assignment to any lender providing financing for the transactions contemplated hereby but no such assignment shall relieve Buyer of its obligations under this Agreement.
     8.8 Severability
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     8.9 Section Headings, Construction
          The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Article,” “Section” or “Sections” refer to the corresponding Article, Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     8.10 Dispute Resolution
          Any controversy or claim arising out of or relating to this Agreement (other than injunctive relief), or the negotiation or breach thereof, shall be settled using the following procedure prior to either party pursuing other available remedies:
          (a) Negotiation. A meeting shall be held promptly (in no event more than fourteen (14) days after either Seller or Buyer has notified the other in writing that it considers that a dispute has arisen) between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute (the “Negotiation”).

          (b) Mediation. If, within fifteen (15) business days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the “Neutral”), seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within thirty (30) days from the initial meeting under Section 8.10(a). The fees of the Neutral shall be shared equally by the parties, one half by Buyer and one half by Seller. In consultation with the Neutral, the parties will select or devise a mediation procedure (“Mediation”) by which they will attempt to resolve the dispute, and a time and place for the Mediation to be held, with the Neutral making the decision as to the procedure, and/or place and time (but not later than twenty (20) business days after selection of the Neutral), if the parties have been unable to agree on any such matters within fifteen (15) business days after initial consultation with the Neutral. The parties agree to participate in good faith in the Mediation to its conclusion as designated by the Neutral, but in no event shall this obligation extend for more than sixty (60) days after selection of the Neutral, after which the parties shall be entitled to seek all remedies available to them hereunder, at law, in equity or otherwise.
          (c) Arbitration. If the parties are not successful in resolving the dispute through the Negotiation or the Mediation within 90 days after the initial notice pursuant to Section 8.10(a), any controversy or claim arising out of or relating to this Agreement (other than injunctive relief), or the negotiation or breach thereof, shall be subject to arbitration in accordance with the Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The provisions of this Section 8.10 shall not be deemed to preclude any party hereto from seeking preliminary injunctive or other equitable relief to protect or enforce its rights hereunder, or to prohibit any court from making preliminary findings of fact in connection with granting or denying such preliminary injunctive relief pending arbitration, or to preclude any party hereto from seeking permanent injunctive or other equitable relief after and in accordance with the decision of the arbitrators. The arbitration shall take place in Boston, Massachusetts.
     8.11 Governing Law
          This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that state. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the Parties in the courts of the Commonwealth of Massachusetts, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein; provided, however, that any such action or proceeding may only be brought as may be permitted by Section 8.10 hereof.
     8.12 Counterparts
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     8.13 Time of Essence
          Time is of the essence in this Agreement.

8.14	No Third Party Beneficiaries
          This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.
     8.15 Allocation of Purchase Price
          The Purchase Price for the Assets shall be allocated as set forth in Schedule 8.15 hereto. The Parties agree to follow such allocation for federal and state income tax purposes. The parties agree that neither shall take any position that is inconsistent with such allocation for tax, financial, accounting or any other purpose and that the allocation shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Seller also agree to file IRS Form 8594 consistent with the foregoing and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended.
     8.16 Continued Effect of Non-Disclosure Agreement
          The Parties hereby reaffirm the terms and conditions of the Non-Disclosure Agreement, which agreement shall remain in full force and effect in accordance with the terms thereof.
     8.17 Mutual Drafting
          This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to mutual consultation, negotiation and agreement of the Parties and there shall be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.
     8.18 Further Assurances
          Each Party will execute and deliver such instruments as the other Party may reasonably require in order to carry out the intent of this Agreement. During the Transition Period each Party will cause their employees to take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement, subject to the non-requesting Party’s consent, which consent shall not be unreasonably withheld. At any time after the Closing, at the reasonable request of either Party and without further consideration, the other Party will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation as is necessary to consummate the Transactions and to vest in the Buyer good and marketable title to, all of the Assets, without further cost or expense to the requesting party except as may be set forth herein.
[Signatures Appear on Next Page]

     In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the date first above written.

PARLEX CORPORATION
By:	/s/Peter J. Murphy
Peter J. Murphy
President

AMPHENOL CORPORATION
By:	/s/ George Hayden
George Hayden
Authorized Representative